UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2007

LCC INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21213 (Commission File Number)	54-1807038 (IRS Employer Identification Number)

7925 Jones Branch Drive, McLean, VA (Address of principal executive offices)		22102 (Zip Code)

Registrant’s telephone number, including area code: (703) 873-2000

Former name or former address, if changed since last report: Not applicable
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Purchase of Engineering Services Business of Wireless Facilities, Inc.

On June 1, 2007, LCC International, Inc., a Delaware corporation (the “Company”), completed its previously announced acquisition of substantially all the assets of the US wireless engineering service business (the “Business”) of Wireless Facilities, Inc., a Delaware corporation (“WFI”). The Business includes customer contracts, tools and other assets and consists of approximately 350 employees – wireless engineers, technical consultants and limited support staff – located primarily in San Diego, California and Reston, Virginia. The Business does not include WFI’s deployment operations, enterprises services or Government division. The Company also assumed certain liabilities of WFI.

The purchase price for the acquisition was approximately $38.6 million (calculated principally as the difference between $46 million and the amount of certain working capital retained by WFI, estimated to be approximately $7.4 million), approximately $17 million of which was paid in cash and $21,583,651 of which was satisfied in the form of a promissory note delivered by the Company (the “WFI Note”) at the closing of the transaction (the “Closing”). Funding for a portion of the cash paid to WFI was provided to the Company by Bank of America, N.A. pursuant to a credit agreement (the “Credit Agreement”), as previously described in the Company’s Current Report on Form 8-K filed on May 30, 2007.

The purchase price may be adjusted following the Closing based on (i) the amount by which the retained working capital differs from the estimated retained working capital calculation used in the determination of the amount paid to WFI at the Closing and (ii) 7.5 times the amount, if any, that the earnings of the Business before accounting for income taxes, depreciation, and amortization, or EBITDA, as of December 31, 2006 is less than $5 million.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As disclosed above in Item 2.01 of this Current Report on Form 8-K, the Company delivered a promissory note to WFI for $21,583,651 on June 1, 2007. The information set forth in Item 2.01 of this Current Report on Form 8-K regarding the WFI Note is incorporated by reference in this Item 2.03.

The WFI Note has a three-year maturity date with an escalating interest rate on the unpaid principal amount. The principal amount under the WFI Note may be adjusted to reflect certain post-closing purchase price adjustments described above in Item 2.03. Interest on the unpaid principal amount of the WFI Note is computed over the life of the WFI Note based on a floating rate of one-month LIBOR plus a variable percentage beginning at 4% for June 2007 and increasing in one-percent increments at predetermined intervals up to 13% for the period beginning on January 1, 2010 and ending on June 1, 2010, the maturity date of the WFI Note. In the event that the Company fails to pay interest under the WFI Note, in certain instances, WFI may elect to receive such unpaid interest payments in the form of shares of the Company’s class A common stock.

The WFI Note is also subject to the terms of a subordination agreement that was executed by the Company, WFI and Bank of America, N.A. at the Closing (the “Subordination Agreement”).

Subject to the terms of the Subordination Agreement, the unpaid principal amount of and accrued interest on the WFI Note must be prepaid (1) with 100% of the net cash proceeds of any equity or subordinated debt financing; and (2) upon a change of control of the Company.

Upon an event of default, and subject to the Subordination Agreement, the entire principal amount and all accrued and unpaid interest may be accelerated at the option of WFI and become immediately due and payable. Events of default include the failure to pay principal or interest when due, without cure of the default, the Company's admission of its inability to pay its debts as they become due, the making of a general assignment for the benefit of the Company's creditors, or the commencement of any proceeding by or against the Company seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of the Company or its debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official.

The foregoing description of the WFI Note and the Subordination Agreement is not complete and is qualified in its entirety by reference to the full text of the WFI Note and the Subordination Agreement, which are filed as Exhibits 4.1 and 10.1 hereto, respectively, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Financial statements for the transaction described in Item 2.01 above will be filed under cover of a Form 8-K/A as soon as practicable and no later than 71 days after the date on which this Current Report on Form 8-K must be filed.

(b)	Pro forma financial information.

Pro forma financial statements for the transaction described in Item 2.01 above will be filed under cover of a Form 8-K/A as soon as practicable and no later than 71 days after the date on which this Current Report on Form 8-K must be filed.

(d)	Exhibits

The following documents are herewith filed as exhibits to this report:

Exhibit No.	Description

4.1	Promissory Note, dated as of June 1, 2007, by and between LCC International, Inc. and Wireless Facilities, Inc.

10.1	Subordination Agreement, dated as of June 1, 2007, by and among LCC International, Inc., Wireless Facilities, Inc. and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCC INTERNATIONAL, INC.

By:	/s/ Peter A. Deliso
Name: Peter A. Deliso Title: Senior Vice President and General Counsel

Date: June 5, 2007

EXHIBIT INDEX

Exhibit No.	Description

4.1	Promissory Note, dated as of June 1, 2007, by and between LCC International, Inc. and Wireless Facilities, Inc.

10.1	Subordination Agreement, dated as of June 1, 2007, by and among LCC International, Inc., Wireless Facilities, Inc. and Bank of America, N.A.